Exhibit 99.1

Contact:
Helen Rotherham
VP, IR and Communications
(949) 699-4804

THE WET SEAL, INC. ANNOUNCES STORE CLOSURES

        FOOTHILL RANCH, CA, December 28, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced that it will close approximately 150 underperforming Wet Seal stores as part of a major restructuring plan.

The company has appointed a third party liquidator to manage the inventory liquidations for the closing stores and expects the store closings to be completed by end of February 2005. In conjunction with these closures, approximately 2,000 positions will be eliminated.

The cost of these store closings and related personnel severance costs will be recognized in the fourth quarter ending January 29, 2005. The company is currently completing its estimate of the store closing costs and will announce this closing cost estimate in January 2005.

“While a difficult to decision to make, it is necessary for The Wet Seal, Inc. to reduce its cost structure and focus on those stores that can deliver the best performance as we implement our new merchandise strategy,” said Joe Deckop, interim chief executive officer. “We thank all of our employees for their continued commitment during these challenging times.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 463 Wet Seal stores and 96 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.